CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 26th day of March, 2015.

BETWEEN:

Lexaria Corp., a body corporate duly incorporated under the laws of the State of Nevada, and having an Office at 950-1130 W Pender St, Vancouver BC, V6E 4A4, and its wholly owned subsidiary Lexaria CanPharm Corp, a body corporate duly incorporated under the laws of Canada and having an office at 950-1130 W Pender St, Vancouver BC, V6E 4A4

(hereinafter together or separately called the "Company")

AND:

Docherty Management Limited, a body corporate duly incorporated under the laws of the Province of Ontario, and having an office at 23 Mikelen Drive, Port Perry ON, L9L 1V1, Canada

(hereinafter called the "the Consultant," or, “Consultant”)

WHEREAS:

A.                             Consultant agrees to serve as PRESIDENT of Lexaria Corp., and any subsidiaries required, and to provide services as described below, effective April 15, 2015;

B.                              The Company is desirous of retaining the consulting services of Consultant on a twenty-four month contract basis with the option to renew the contract for an additional twenty-four months at the end of the initial term. The Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth;

C.                              Consultant declares he is fully capable of performing the tasks and roles noted within this agreement and that he has no prior commitments or conflicts of interest that would in any way prevent him from fulfilling his duties.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

                                  FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.             Services. The Consultant shall serve as President of Lexaria Corp. and provide services to the CEO and in his absence or as appropriate, to the CFO of the Company, and perform such tasks in general, including but not limited to, the following:

a)

Manage development and expansion of the Company’s new and existing product pipeline based on its proprietary technologies, including proposing and developing new or novel methods or procedures related to cannabidiol (CBD) and tetrahyrdocannibinol (THC) human delivery methods; and identifying potential technology and intellectual property acquisitions that are or could be related to CBD or THC;

b)	Manage development and expansion of the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available;
c)	Develop and compile appropriate scientific validation/materials/studies supporting the Company’s technology, processes, production and testing merits as applicable;
d)

Collaborate with the CEO to maintain and then oversee development and delivery of the Company’s corporate/investor outreach materials as needed including overall corporate messaging through direct creation and development of corporate presentations, powerpoints, websites, shareholder and community communications, business plans, fact sheets, etc;

e)

Strategize, define and communicate essential disclosure guidance concerning growth targets, product pipeline development milestones –both within the company for consistent messaging – and external to the company for delivery to interested parties;

f)

Identify and evaluate opportunities for capital raising and/or strategic collaboration with suitable third-parties at appropriate points in time for the Company, including research, plan, propose, execute and close approved projects, acquisitions, mergers and partnerships, as well as locate and cultivate finance sources, all of which create value for the Company;

g)

Collaborate with PoViva Tea, LLC President Tom Ihrke (a 51%-owned US subsidiary of Lexaria Corp) regarding PoViva’s operations and assist in the management and execution of its development including evaluating and implementing supply chain efficiencies and facilitating distribution and sales growth across all ViPova product lines;

h)

Administer and manage Lexaria and Lexaria CanPharm Corp (a 100% owned Canadian subsidiary of Lexaria Corp) employees, junior executives and consultants in their regular needs and duties; and day-to-day operations that are currently focused on the pursuit of a MMPR license with Health Canada;

i)	Collaborate with the CFO and/or the CEO as required, to evaluate, manage and communicate with various state, provincial and federal regulatory bodies that have oversight of the company;

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

j)

General Services. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor. The Consultant will work as needed with lawyers, partners, shareholders and other stakeholders as required by the Company. The Consultant will regularly introduce Lexaria to potential investors whether corporate, institutional or private, and prepare and deliver investor presentations.

2.             Time and Non-Compete. By virtue of this Agreement, the Company is expecting, and Consultant is accepting, the responsibility of working an irregular schedule and quantity of time on behalf of the Company. The position of President is one that demands an irregular but demanding commitment. Some weeks Consultant may be required to work more than 50 hours and some weeks Consultant may be required to work fewer than 40 hours in order to fulfill the terms of this Agreement. During the time that this Agreement remains in effect, the Consultant shall not act in any capacity whatsoever, directly or indirectly for or for the betterment of any other non-joint-ventured company, partnership, or project that competes within North America within the sectors of medical marijuana, hemp oil, Cannabidiol-containing food or beverage products without the Company’s prior written consent.

a.

Basic Remuneration. The basic remuneration of the Consultant for its services hereunder shall initially be at the rate of twelve thousand five hundred dollars (CDN$12,500) plus Harmonized Sales Tax (HST) per month payable the 30th day of each calendar month, together with any such increments or bonuses thereto as the CEO or the Board of Directors of the Company may from time to time determine. Basic Remuneration shall increase to a total of CDN$15,000 plus Harmonized Sales Tax (HST) per month effective at that time when the Company has US$1,000,000 or more in cash in its bank accounts, and continue at CDN$15,000 plus Harmonized Sales Tax (HST) per month from that moment until the termination or completion of this Agreement. The Company may pay the Consultant a bonus from time to time, at its sole discretion. Nothing in this Agreement confers on the Consultant a direct “Broker’s Interest” in the capital raising activities of the company; any additional remuneration the Consultant may receive is based on overall contributions to the betterment of the Company through the activities enumerated in Paragraph 1, which may, from time to time, include capital introduction. The Consultant has the HST number 816141048RT0001.

b.

Consultant is also eligible to participate in the as-yet uncreated Lexaria profit sharing plan that will be extended as soon as possible to all employees and managerial consultants, provided he is a contracted consultant when this anticipated profit sharing plan goes effective.

3.

Milestone Payments. Consultant will be entitled to receive common stock-based and stock- option based bonuses upon achieving certain milestones during the time of his Consultancy with the Company. All restricted common share awards and all stock option awards may be in the name of the Consultant or in the name of John Docherty, as per written instructions to be delivered to the Company by the Consultant and by John Docherty. These milestones are:

	a.	Upon signing: A grant of 500,000 stock options priced one-cent above market prices at the time of award.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

b.	90 Days after signing: A grant of 500,000 restricted common shares.
c.	Twelve months after signing: A grant of 300,000 stock options priced one-cent above market prices at the time of award.
d.	Eighteen (18) months after signing: A grant of 300,000 restricted common shares.
e.

During the first twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts, achieving non- refundable sales of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 100,000 Company shares; and, after the first twelve (12) months after signing and expiring twenty- four (24) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non-refundable sales of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 50,000 Company shares; this clause limited to one payment per customer during the 24-month period, but payable on each customer that meets these sales thresholds;

f.

During the first twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts, achieving non- refundable sales of US$500,000 in any fiscal quarter would result in a restricted common share award of 200,000 Company shares; and, after the first twelve (12) months after signing and expiring twenty-four (24) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non-refundable sales of US$500,000 in any fiscal quarter would result in a restricted common share award of 100,000 Company shares; this clause limited to one payment per fiscal quarter;

g.

During the time this Agreement remains in effect, for each new provisional patent application substantially devised by the Consultant and successfully created, written and filed with the US Patent Office for Company-owned intellectual property, a restricted common share award of 250,000 Company shares, this clause not limited to frequency of payment but each patent application to be approved by the Board of Directors of the Company, in advance;

If so requested by the Consultant and through calculation with and the Consultant’s approval at the time of any and each award, all restricted common share awards mentioned in this Agreement shall be subject to a reduction in the number of restricted common shares issued to the Consultant per grant to be paid instead as cash proportional to the tax liability to be incurred by the Consultant at the time of the award. The Company would withhold from payment to the Consultant that fraction of restricted common shares in each of the paragraphs in Section 3, above, that would correspond with the federal and provincial income tax payments otherwise payable by the Consultant specifically with respect to each award only, and the Consultant agrees that such a hybrid payment of cash and restricted common shares would fulfill the obligations of the Company with respect to each affected award. The intent of this partial cash payment would be to provide cash compensation to the Consultant in the proportionate amount of each restricted common share award and it is expressly agreed that it remains the sole responsibility of the Consultant to remit all amounts due to Provincial and Federal tax authorities. This provision does not conflict with nor negate the validity of Section 4, below.

4.             Taxes, etc. The Consultant shall be responsible for the payment of its income, capital gains and all other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to health insurance and federal and state or provincial income taxes), though not including Director’s and Officer’s insurance which is paid for and provided by the Company, with respect to compensation paid by the Company to the Consultant, and nothing in this Agreement implies or creates a relationship of employment. The Consultant agrees to indemnify the Company for any tax, insurance or other remittance the Consultant fails to make and which the Company may be obligated to pay.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

5.             The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.             Expenses. The Consultant shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder, not including commuting to the office that is the normal place of business. For all such expenses the Consultant shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses on a monthly basis. The Consultant is pre-authorized to incur up to $2,500 per month, cumulatively, in relevant expenses. Amounts over $2,500 per month must be pre-approved by management of the Company or will be disallowed. Both parties recognize that as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document, provided the Company makes Consultant aware of the changed amount.

7.             The Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets or intellectual property of the Company (together or separately, “Proprietary Information”) and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law.

8.             Proprietary Information as that term is used herein shall consist of the following:

a.

all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company.

b.

Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place.

c.	Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

d.

Proprietary Information may not be used during the period of this contract nor thereafter, for the betterment of any other commercial enterprise, company, project or person without the prior written approval of the Company.

e.

Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company.

9.             The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company. At all times the Consultant will maintain a high degree of professionalism and integrity as would be expected in keeping with his senior executive role as President. The Consultant reserves the right to refuse any request from the Company which may, in his reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

10.           This Agreement may be terminated forthwith by the Company or Consultant without notice if either party breaches the Agreement. A breach may include, but is not limited to, the following:

a)	The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

b)	The Company or Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

c)	The Company or Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

d)	Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(a) The Company or Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect his/their position as a Consultant or a director of the Company.

This Agreement may also be terminated by either party upon sixty (60) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 10(a), 10(b), 10(c), 10(d), or 10(e), Consultant will be entitled to all Milestone Payments, as they relate to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 60 days after the date of his notice of termination.

11         . In the event this Agreement is terminated by reason of default on the part of the Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, the Consultant shall cause Consultant to forthwith resign any position or office which he then holds with the Company or any subsidiary of the Company. The provisions of Paragraph 7 and Paragraph 8 shall survive the termination or expiration of this Agreement.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

12.          Upon Termination or expiration of this Agreement, for any reason, the Consultant shall do the following: The Consultant must return to Lexaria immediately, all correspondence, information, reports, emails, phone recordings or transcripts, notes, consultant contact information and all other materials related to the work performed for Lexaria including all Proprietary Information during the contract period.

a)

All such materials and information as referred to in Section 12, above, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to Lexaria, the Consultant must destroy any and all remaining copy (ies) or records of same.

b)

All such materials and information as referred to in Section 12 were obtained during the time of the paid contract with Lexaria, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information the Consultant gained or had access to during the period of the contract is the exclusive property of Lexaria Corp, and the provisions governing such proprietary information survives the termination of this Consulting Agreement.

13)          The Company is aware that the Consultant is independent and may have and may continue to have financial, management or business interests in other companies. The Company agrees that the Consultant may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder Consultant’s ability to perform his duties under this Agreement.

14)          The services to be performed by the Consultant pursuant hereto are personal in character, to be performed by Mr. John Docherty, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

15)          With the exception of any previously granted options or restricted stock, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between the Consultant and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

16)          Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the address on the front of this Agreement. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

17)          The provisions of this Agreement shall inure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

18)          Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

19)          This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

20)          This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Consultant, Consultant agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

21)          The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any and all potential or actual common share award or stock option awards will be in compliance with all applicable regulations in the USA and Canada. The securities issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the USA under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

22)          This contract will expire on April 14, 2017 unless renewed or extended by mutual written consent of both parties prior to that date and can further serve as a month-to-month agreement after that date if both parties so agree at that time.

23)          The Consultant understands and agrees that his name and likeness will be announced and widely circulated with regards to his executive role with the Company. His name will be disseminated through such avenues as press releases, websites, or other media; and in personal meetings and appearances and public events. The Consultant understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose the Consultant’s initial and ongoing relationship with the Company during the normal course of business..

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

SIGNED by:	DATED:

Chris Bunka,
CEO and Director,
Lexaria Corp

SIGNED by:

DATED:

John Docherty
Docherty Management Limited

950, 1130 West Pender Street | Vancouver, BC V6E 4A4 | Canada | 604.602.1675